EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-123642, 333-74066, 333-156185, 333-165637 and 333-195800) of Weight Watchers International, Inc. of our report dated March 4, 2015, except for the effects of the restatement and revision discussed in Note 3 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Annual Report on Internal Control Over Financial Reporting, as to which the date is May 13, 2015, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

New York, New York
May 13, 2015